EX.99.CODE ETH

CUSHING REGISTERED FUNDS

CODE OF ETHICS

I.	STATEMENT OF GENERAL POLICY

Section 17(j) of the Investment Company Act of 1940, as amended (the “1940 Act”) makes it unlawful for any affiliated person of a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for an investment company, to engage in any act, practice or course of business in connection with the purchase or sale, directly or indirectly, by such person of any security held or to be acquired by such investment company in contravention of such rules a the Securities and Exchange Commission (“SEC”) may adopt to prevent any such acts, practices and courses of business as are fraudulent, deceptive or manipulative.

Rule 17j-1 under the 1940 Act (“Rule 17j-1”) prescribes an antifraud standard for affiliated persons of investment companies, their investment advisers and principal underwriters. Paragraph (c) of Rule 17j-1 requires that the Cushing Funds listed in the Appendix (each, a “Fund”) to adopt a code of ethics containing provisions reasonably necessary to prevent fraudulent or manipulative practices with respect to purchases or sales of Covered Securities (as defined below) by investment companies, if effected by associated persons of such companies.

Under paragraph (b) of Rule 17j-1 it is unlawful for any affiliated person of, or principal underwriter for, a registered investment company, or any affiliated person of an investment adviser of, or principal underwriter for, a registered investment company, in connection with the purchase or sale, directly or indirectly, by the Access Person of a Security (each defined below) held or to be acquired by the investment company:

a)	To employ any device, scheme or artifice to defraud the investment company;

b)	To make any untrue statement of a material fact to the investment company or omit to state a material fact necessary in order to make the statements made to the investment company, in light of the circumstances under which they are made, not misleading;

c)	To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the investment company; or

d)	To engage in any manipulative practice with respect to the investment company.

Accordingly, this Code of Ethics (the “Code”) has been adopted to ensure that all Access Persons:

•	are aware of the fiduciary duty that they owe to the Funds and the responsibility that comes with such duty;

•	are aware of their obligation to abide by all applicable securities laws and regulations;

•	limit their trading in securities in which the Funds trade;

•	report their personal securities transactions;

•	are aware of the policies and procedures regarding potential conflicts of interest, including the giving or receipt of gifts and board service; and

•	report suspected violations of the Code.

Individuals who are also “Access Persons” of the Funds’ investment adviser or any sub-adviser (each, an “Adviser”, and collectively, the “Advisers”) or principal underwriter are required to follow the codes of ethics that have been adopted by these entities. This Code shall apply to each Independent Trustee (as defined below) and other Access Persons (if any) who are not subject to a separate code of ethics meeting the requirements of Rule 17j-1.

Prior to any Adviser or principal underwriter entering into an agreement to provide services to the Funds, such Adviser or principal underwriter shall have adopted its own code of ethics that complies with the requirements of Rule 17j-1, which code of ethics shall have been approved by the Board, including a majority of its Independent Trustees.1

The Code does not purport comprehensively to cover all types of conduct or transactions which may be prohibited or regulated by the laws and regulations applicable to the Funds and persons connected with them. It is the responsibility of each Access Person to conduct personal securities transactions in a manner that does not interfere with the transactions of the Funds or otherwise take unfair advantage of the Funds, and to understand the various laws applicable to such person.

II.	RESPONSIBILITIES

All Access Persons are expected to adhere to the highest standards with respect to any potential conflicts of interest with the Funds. As a fiduciary, each Access Person must act in the Funds’ best interests. No Access Person should ever benefit at the expense of any Fund. Therefore, an Access Person should not place his or her own interests ahead of the interests of Funds or engage in any transaction which interferes with, derives undue benefit other than customary compensation for investment management services, deprives a Fund of an investment opportunity or is inconsistent with the investments undertaken for a Fund.

This Code is intended to assist Access Persons in meeting the high ethical standards established by the Funds. The following general fiduciary principles must govern the activities of all Access Persons:

•	a duty to place the interests of Funds and their shareholders first

•	seek to avoid any actual or potential conflicts of interest

•	do not take inappropriate advantage of your position with the Funds

•	comply with all applicable Federal Securities Laws

Access Persons are expected to adhere to the general principles of this Code as well as comply with the Code’s specific provisions. Technical compliance with the Code’s procedures will not necessarily insulate from scrutiny personal trades which show a pattern of abuse of fiduciary duties to the Funds. Any questions regarding the application of the Code in a particular circumstance should be directed to the CCO promptly.

[1]	Pursuant to Rue 17j-1(c)(3), such approval is not required with respect to principal underwriters of the closed-end Funds that are not affiliated persons of the Funds or the Adviser.

III.	DEFINITIONS

(a)	“Access Person” shall have the same meaning as set forth in Rule 17j-1, and shall include: (i) any “Advisory Person” of an Adviser; (ii) all of the Advisers’ officers and directors; (iii) all of the Funds’ Trustees and officers; and (iv) any director or officer of any principal underwriter of the Funds, who in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of “Covered Securities” (as defined below) by a Fund; or information regarding the portfolio holdings of any Fund; or whose functions or duties in the ordinary course of business relate to the making of any recommendations with respect to such purchases or sales.

(b)	“Beneficial interest” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder, which includes any interest in which a person, directly or indirectly, has or shares a direct or indirect pecuniary interest. A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction. In general, “Beneficial interest” shall mean, ownership of securities or securities accounts by or for the benefit of a person, including any account in which the Access Person holds a direct or indirect beneficial interest, retains discretionary investment authority or other investment authority (e.g., a power of attorney), including immediate family members and trusts in which they have a pecuniary interest.

(c)	“Board” shall mean the Funds’ Board of Trustees.

(d)	“Code” shall mean this Code of Ethics.

(e)	“CCO” shall mean the Fund’s Chief Compliance Officer, Barry Greenberg, or his or her designee.

(f)	“Covered Security” shall mean any “Security”, and any security related to or connected with such security, except that it shall not include: (i) securities which are direct obligations of the government of the United States, debt instruments issued or guaranteed by the U.S. federal government agencies or issued by government-sponsored enterprises, (ii) shares issued by U.S. registered open-end investment companies (i.e. mutual funds) for which the Firm is not an investment adviser, or (iii) bankers’ acceptances, bank certificates of deposit, commercial paper or high quality short-term debt instruments, including repurchase agreements, and money market funds.

(g)	“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, title V of the Gramm-Leach Bliley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any rules adopted by the Securities and Exchange Commission (“SEC”) under any of the foregoing statutes, the Bank Secrecy Act (as it applies to pooled investment vehicles and investment advisers) and any rules adopted thereunder by the SEC or the Department of the Treasury.

(h)	“Independent Trustee” means each trustee of the Funds’ Board of Trustees who is not an “interested person” of the Fund, as defined in Section 2(a)(19)(B) of the 1940 Act.

(i)	“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

IV.	INSIDE INFORMATION

U.S. securities laws and regulations, and certain foreign laws, prohibit the misuse of “inside” or “material non-public” information when trading or recommending securities. In addition, Regulation FD prohibits certain selective disclosure to analysts. Inside information may include, but is not limited to, knowledge of pending customer orders or research recommendations, corporate finance activity, mergers or acquisitions, advance earnings information and other material non-public information that could affect the price of a security.

Inside information regarding the Funds obtained by any Access Person from any source must be kept strictly confidential. All such inside information should be kept secure, and access to files and computer files containing such information should be restricted.

Access Persons shall promptly report the receipt of any material, non-public information related to the Funds or securities in which the Funds may invest to the CCO. Questions and requests for assistance regarding insider information should be promptly directed to the CCO.

Front running occurs when a person employed by a financial services firm executes an order for a security for his or her own personal account while using advance knowledge of pending orders or trade decisions from his or her employer. Any actual or apparent front running activity by Access Persons is strictly prohibited.

V.	PERSONAL SECURITIES TRANSACTIONS RESTRICTIONS

(a)	Applicability to the Funds’ Advisers and Principal Underwriter. Any Access Person who is subject to a separate code of ethics adopted by an Adviser or principal underwriter of the Fund shall comply with such code of ethics in lieu of this Code, provided that: (1) such code of ethics complies with the reporting, preclearance and all other requirements of Rule 17j-1; and (2) such Adviser or principal underwriter certifies to the Funds’ Board that it has adopted procedures that are reasonably designed to prevent Access Persons from violating such code of ethics.

Each Adviser or principal underwriter shall: (1) submit to the Funds a copy of its code of ethics adopted pursuant to Rule 17j-1; (2) notify the Funds’ CCO as soon as practicable following any material change to its code of ethics and submit its revised code of ethics for approval by the Board within six months following the adoption of such material change; and (3) furnish to the Funds upon request, periodic reports which describe any material violations of its code of ethics.

(b)	Requirements Applicable to the Funds’ Independent Trustees. Each Independent Trustee who would be required to make a report solely by reason of being a Board member shall not be required to make an initial holdings report or annual holdings report, as would otherwise be required by the Code. As a regular business practice, the Funds, Advisers and principal underwriter, shall avoid communicating specific trading information and/or advice on specific securities to Independent Trustees unless the proposed transaction presents issues on which input from the Independent Trustees would be appropriate (i.e. no information is given regarding securities for which current activity is being considered for the Funds.).

Independent Trustees are only required to obtain prior approval from the CCO before directly or indirectly acquiring or disposing of beneficial ownership in a Covered Security if he/she knew or, in the ordinary course of fulfilling his/her official duties as a Board member, should have known, during the seven day period immediately before or after a transaction in that security, that a Fund purchased or sold that security or the Adviser is considering purchasing or selling that security on behalf of the Fund.

(c)	Initial Holdings and Account Reports. Access Persons of the Funds’ Advisers and principal underwriter must follow their respective codes of ethics which, at a minimum, shall require each Access Person to submit a report to their respective chief compliance officer showing all holdings of Covered Securities in which the Access Person had any direct or indirect Beneficial Ownership. Such report shall be filed not later than 10 days after the person becomes an Access Person. Information in the initial report must be current as of a date no more than 45 days prior to the date the person became an Access Person. Access Persons must also disclose all accounts holding any Securities over which an Access Person has any Beneficial Interest.

(d)	Annual Reports. Access Persons of the Funds’ Advisers and principal underwriter must follow their respective codes of ethics, which at a minimum shall require Access Persons to submit to their respective chief compliance officer a report disclosing every Covered Security in which that Access Person has a direct or indirect Beneficial Ownership interest as of year-end. Such report shall be made at the end of each calendar year, but in no case later than 45 days following year end. Every Access Person must also disclose all accounts holding any Securities over which an Access Person has any Beneficial Interest. In addition, each Access Person shall file annually a certification indicating that the Access Person has received, read, understood and complied with the Code.

(e)	Other Access Persons. In the event that any person shall become an Access Person of the Funds who is not an Independent Trustee and is not subject to a separate code of ethics of an Adviser or principal underwriter meeting the requirements of Rule 17j-1, this Code shall be amended to establish procedures for such Access Person to initial and annual holdings reports to the CCO and to obtain preclearance of applicable securities transactions from the CCO.

XIII.	ADMINISTRATION OF CODE

(a)	Exceptions. The CCO shall be responsible for all aspects of administering this Code and for all interpretative issues arising under the Code. The CCO is responsible for considering any requests for exceptions to, or exemptions from, the Code (e.g., due to level of risk or personal financial hardship). Any exceptions to, or exemptions from, the Code shall be subject to such additional procedures, reviews and reporting as may be deemed appropriate by the CCO. Notwithstanding the foregoing, however, no exception to a provision of this Code shall be granted where such exception would result in a violation of Rule 17j-1. In addition, the Advisers’ or principal underwriter’s chief compliance officer may grant written exceptions to provisions of their respective codes of ethics in circumstances which present special hardship. Each exception granted by an Adviser or principal underwriter shall be reported to the CCO, who will provide a written report describing the exceptions granted to the Board at the next regularly scheduled meeting.

(b)	Determination of Violation. The CCO shall have the authority to determine whether a person violated this Code. A violation of the general principles of the Code may constitute a punishable violation of the Code.

(c)	Sanctions. If the CCO determines that a violation of the Code has occurred by an Independent Trustee, the CCO shall so advise Fund counsel and the chair of the Independent Trustees (or if that person’s transaction is under consideration, the Chair of the Audit Committee), and shall provide the Committee Chair with a report of the violation. The Committee Chair will refer the matter to the entire Board, which shall impose such sanctions as are deemed appropriate. If a violation by an Access Person of an Adviser or the principal underwriter of the code of ethics to which such Access Person is subject, such code of ethics should be followed.

(d)	Availability of the Code. Each new Access Person will be provided with a copy of the Code through Schwab Compliance Technologies (http://client.schwabact.com) within ten (10) days of becoming an Access Person. A copy of the Code and any amendments thereto will be available to all Access Persons at all times through Schwab Compliance Technologies (http://client.schwabact.com).

XIV.	RECORDKEEPING REQUIREMENTS

The Funds shall maintain records, at its principal place of business, of the following: a copy of each Code in effect during the past five years; a record of any violation of the Code and any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs; a copy of each report made by an Access Person as required in this Code; a record of all persons required to make reports currently and during the past five years; a record of all who are or were responsible for reviewing these reports during the past five years; and, for at least five years after approval, a record of any decision and the reasons supporting that decision.

Appendix

Amended as of: May 21, 2020

Open-End Funds

Cushing Mutual Funds Trust, and its series

Cushing NextGen Infrastructure Fund

Cushing SMID Growth Focused Fund

Global Clean Equity Fund

Closed-End Funds

The Cushing MLP & Infrastructure Total Return Fund (NYSE: SRV)

The Cushing NextGen Infrastructure Income Fund (NYSE: SZC)